Exhibit 4.19

EXECUTION VERSION

Dated       8 December     2023

TOP SHIPS INC.

as Guarantor

and

GREAT EQUINOX LIMITED

as Owner

GUARANTEE AND INDEMNITY

relating to a bareboat charter

dated        8 December        2023

of the vessel m.v. “ECO WEST COAST”

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THIS DEED OF GUARANTEE AND INDEMNITY is made on         8 December        2023

BETWEEN

(1)	TOP SHIPS INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the Guarantor); and

(2)	GREAT EQUINOX LIMITED, a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, the Republic of the Marshall Islands (the Owner which expression includes its successors and assigns).

BACKGROUND

(A)	By a bareboat charter dated 8 December 2023 (as amended and/or supplemented from time to time, the Charter) and entered into between (i) the Owner as owners and (ii) ROMAN EMPIRE INC . as charterers (the Charterer), the Owner agreed to bareboat charter the Vessel to the Charterer pursuant to the terms and conditions contained therein.

(B)	It is one of the conditions precedent to the chartering of the Vessel by the Owner to the Charterer under the Charter that the Assignor enters into this Deed.

(C)	This is the Charter Guarantee relating to the Vessel.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Words and expressions defined in the Charter shall, unless otherwise expressly provided in this Guarantee or the context otherwise requires, have the same meanings when used in this Guarantee, including the recitals.

“Compliance Certificate” means a certificate in the form set out in Schedule 1 (Form of Compliance Certificate) or in any other form agreed between the Guarantor and the Owner.

“Outstanding Indebtedness” means liabilities which the Charterer has, at the date of this Guarantee or at any later time or times, to the Owner under or in connection with the Transaction Documents or any judgment relating to the Transaction Document, and for this purpose there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

1.2	General interpretation

In this Guarantee:

(a)	unless the context otherwise requires, words in the singular include the plural and vice versa;

(b)	references to any document include that document as varied, novated, supplemented, extended or replaced from time to time;

(c)	references to any enactment include re-enactments, amendments and extensions of that enactment;

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(d)	references to any person include that person’s successors and permitted assigns and references to a Party mean a party to this Guarantee;

(e)	clause headings are for convenience of reference only and are not to be taken into account in construction;

(f)	unless otherwise specified, references to Clauses and the recitals are respectively to Clauses of and the recitals to this Guarantee;

(g)	any rights in respect of an asset includes:

(i)	all amounts and proceeds paid or payable;

(ii)	all rights to make any demand or claim; and

(iii)	all powers, remedies, causes of action, security, guarantees and indemnities, in each case in respect of or derived from that asset;

(h)	the term the Security means the Security Interests created by the Transaction Documents to which the Guarantor is at any time a party;

(i)	any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms; and

(j)	a Potential Termination Event is continuing if it has not been remedied or waived and a Termination Event is continuing it has not been waived.

1.3	Agreement to prevail

This Guarantee shall be read together with the Charter and, in the event of any conflict between the provisions of this Guarantee and the provisions of the Charter, the provisions of the Charter shall prevail.

1.4	Third party rights

(a)	A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Guarantee.

(b)	Notwithstanding Clause 1.4(a) but subject always to Clause 1.4(c) and the provisions of the Third Parties Act, a person who is not a Party may rely on any clause under this Guarantee which expressly confers rights on them.

(c)	Notwithstanding any term of this Guarantee or any other Transaction Document, the consent of any person who is not a Party is not required to rescind or vary this Guarantee at any time.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees the due and punctual performance by the Charterer of all its obligations under or pursuant to the Charter and the other Transaction Documents to which the Charterer is a party and the due and punctual payment by the Charterer to the Owner of each and every part of the Outstanding Indebtedness in accordance with the terms of the Transaction Documents;

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(b)	undertakes that, if and whenever the Charterer fails to pay on the due date any sum whatsoever due and payable under or pursuant to any Transaction Document, the Guarantor shall pay such sum on demand by the Owner; and

(c)	agrees, as a separate and independent stipulation, that if any amounts intended to be guaranteed by Clause 2.1(a) are not recoverable on the footing of a guarantee, whether by reason of illegality, incapacity, lack or exceeding of powers, ineffectiveness of execution or any other fact or circumstance, whether or not known to the Owner or the Guarantor, then such amounts shall nevertheless be recoverable from the Guarantor as sole or principal debtor by way of indemnity and shall be payable by the Guarantor to the Owner on demand.

2.2	Default interest

If the Guarantor fails to pay any amount payable by it under this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the rate described in clause 44.4 of the Charter and otherwise in accordance with the terms thereof, unless interest on that same amount also accrues under the Charter. Any interest accruing under this Clause 2.2 shall be immediately payable by the Guarantor on demand by the Owner. If unpaid, any such interest will be compounded with the overdue amount at the end of each period applicable to that overdue amount but will remain immediately due and payable.

2.3	Nature of guarantee

(a)	The guarantee contained in this Clause 2 is a guarantee of payment and performance and not of collection.

(b)	This Guarantee shall be construed and take effect as a guarantee of all amounts due to the Owner under the Transaction Documents.

2.4	Guarantor as principal debtor

The Guarantor agrees that it is, and will throughout the Agreement Term remain, liable under this Guarantee as a principal debtor and not as a surety only.

2.5	Immediate recourse

The Guarantor waives any rights which it may have to require the Owner first to enforce any of the other Transaction Documents or claim payment from the Charterer or any other person (including without limitation to commence any proceedings under any Transaction Documents or to enforce any Security Interest created in accordance with the Security Documents) before enforcing any rights of the Owner against the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

3.	CONTINUING SECURITY

3.1	Continuing security; guarantee not affected by other security

This Guarantee:

(a)	is and shall at all times throughout the Agreement Term remain a continuing security for the payment of the full amount of the Outstanding Indebtedness from time to time;

(b)	shall not be satisfied by any intermediate payment or satisfaction of any part of the Outstanding Indebtedness; and

(c)	shall be in addition to and shall not merge with or be prejudiced or affected by any other security for the Outstanding Indebtedness which has been, or may at any time be, given to the Owner by the Charterer or any other person.

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3.2	Waiver of defences

Neither the rights of the Owner nor the obligations of the Guarantor under this Guarantee or any other Transaction Document to which it is at any time a party shall be discharged, impaired or otherwise affected by reason of any of the following, whether or not known to the Guarantor, the Owner or any other person:

(a)	any time or indulgence granted to, or composition with, the Charterer or any other person; or

(b)	any termination, renewal, extension or variation of any credit, accommodation or facility granted by the Owner to the Charterer or any other person or any amendment of, or the making of any supplement to, any Transaction Document or any other document or security; or

(c)	the taking, variation, compromise, renewal, enforcement, realisation or release of, or refusal or neglect to take, perfect, release or enforce, any rights, remedies or securities against, or granted by, any Obligor or other person; or

(d)	any incapacity, disability, or defect in powers of any Obligor or other person, or any irregular exercise of it by, or lack of authority of, any person purporting to act on behalf of any Obligor or other person; or

(e)	any illegality, invalidity, avoidance or unenforceability on any grounds whatsoever of, or of any obligations of any Obligor or other person under, any Transaction Document or any other document or security; or

(f)	the death, liquidation, administration, insolvency, amalgamation, reorganisation or dissolution, or any change in the constitution, name or style, of any Obligor, the Owner or any other person; or

(g)	any other act, omission, matter or thing which, but for this provision, might operate to exonerate the Guarantor from liability, whether in whole or in part, under this Guarantee.

3.3	Validity of demands

(a)	The Owner may serve more than one demand under this Guarantee.

(b)	A demand under this Guarantee shall be valid notwithstanding that it is served:

(i)	on the date on which the amount to which it relates is payable by the Charterer under any Transaction Documents;

(ii)	at the same time as the service of a notice under clause 54 of the Charter;

and a demand under this Guarantee may refer to all amounts payable under or in connection with Transaction Documents without specifying a particular sum or aggregate sum.

4.	RESTRICTIONS ON GUARANTOR

4.1	Deferral of Guarantor’s rights

Until the expiry of the Agreement Term, the Guarantor shall not be entitled, nor shall the Guarantor claim, by virtue of any payment made by the Guarantor under this Guarantee:

(a)	to exercise any right of subrogation or indemnity or any other right or remedy in relation to any rights, security or moneys held by or recovered or receivable by the Owner under the Transaction Documents; or

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(b)	to exercise any right of set-off or counterclaim against the Charterer or any other Obligor; or

(c)	to exercise any right of contribution from the Charterer or any other Obligor in respect of the Outstanding Indebtedness; or

(d)	to receive, claim or have the benefit of any payment, distribution or security from the Charterer or any other Obligor; or

(e)	unless so directed by the Owner (in which case the Guarantor shall prove in accordance with the Owner’s directions), to rank as a creditor or have any right of proof in the bankruptcy, liquidation or insolvency of the Charterer or any other Obligor in competition with the Owner.

4.2	No security to be taken by the Guarantor

The Guarantor represents and warrants that it has not taken, and undertakes that it will not take, without the prior written consent of the Owner, any security from the Charterer or any other Obligor in respect of the Guarantor’s liability under this Guarantee.

4.3	Application of payments or benefits received by the Guarantor

If the Guarantor is required by the Owner to prove in the bankruptcy, liquidation or insolvency of the Charterer or any other Obligor, or receives any payment, distribution or security from the Charterer or any other Obligor, or exercises any right of set off or counterclaim in respect of any payment made by it under this Guarantee, or otherwise acts in breach of any provision of this Clause 4 (Restrictions On Guarantor), then in each such case the Guarantor shall hold on trust for the Owner and immediately pay or transfer (as may be appropriate) to the Owner any such payment, amount set off, distribution or benefit of such security received by it.

5.	PAYMENTS

5.1	Place, time and manner of payment

Unless otherwise specified by the Owner, all moneys to be paid by the Guarantor under this Guarantee shall be paid to the Owner in Dollars on the due date and in same day funds to such account as the Owner may from time to time notify the Guarantor.

5.2	Non-Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the following Business Day.

5.3	Accrual of interest and periodic payments

(a)	Other than Variable Hire, all payments of interest and other payments of an annual or periodic nature to be made by the Guarantor shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

(b)	Variable Hire shall be payable in advance and will accrue and be calculated on the basis of the actual number of days during the relevant Hire Period in accordance with paragraph (b) of clause 44.1 (Hire) of the Charter.

5.4	Application of receipts

Without prejudice to Clause 5.5 (Waiver of rights of appropriation and suspense account), all moneys received or recovered by the Owner pursuant to this Guarantee shall be applied, in the first place, to pay or make good all costs, expenses and liabilities whatsoever incurred by the Owner in or about or incidental to the recovery of such moneys, and the balance shall be applied in accordance with clause 84 (Application of Proceeds) of the Charter.

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5.5	Waiver of rights of appropriation and suspense account

(a)	The Guarantor irrevocably waives any rights of appropriation to which it may be entitled in respect of any payment made under this Guarantee.

(b)	Until all amounts which may be or become payable by the Obligors under or in connection with the Transaction Documents have been irrevocably paid in full, the Owner may hold in a suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

6.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

The provisions of clause 44.3 (Hire), clause 66 (Set-Off) and clause 83 (FATCA) of the Charter shall extend and apply to this Guarantee as if the same were expressly set out in this Guarantee but as if all references in the Charter to a Party included the Guarantor.

7.	DISCHARGE CONDITIONAL

Any release, discharge or settlement between the Guarantor and the Owner in relation to this Guarantee shall be conditional on no right, security, disposition or payment to the Owner by the Guarantor, the Charterer or any other person in respect of the Outstanding Indebtedness being avoided, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason. If any such right, security, disposition or payment is avoided, set aside or ordered to be refunded, the Owner shall be entitled subsequently to enforce this Guarantee against the Guarantor as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

8.	REPRESENTATIONS AND WARRANTIES

8.1	Date of representations and warranties

The Guarantor represents and warrants that the following matters are true at the date of this Guarantee and (by reference to the facts and circumstances then pertaining) on, the Actual Delivery Date and each Hire Payment Date as follows (except that (a) the representation and warranty contained in Clause 8.14 (No filing or stamp taxes) and 8.20 (No Material Adverse Effect) shall only be made on the date of this Guarantee and on the Actual Delivery Date, and (b) the representations and warranties in Clause 8.13 (No liability to deduction or withholding) shall only be made on the date of this Guarantee).

8.2	Existence, powers and compliance

(a)	The Guarantor is a corporation duly incorporated as a corporation under the Marshall Islands’ Business Corporations Act, as amended (the “BCA”),, validly existing and in good standing under the laws of the Republic of the Marshall Islands (its jurisdiction of incorporation).

(b)	The Guarantor has full power to own its property and assets and to carry on its business as it is now being conducted.

(c)	The Guarantor has complied with all statutory and other requirements relative to its business.

(d)	The shares of the Guarantor are traded on the NASDAQ Composite or Over the Counter (OTC) and the Guarantor is an entity reporting with the United States Securities and Exchange Commission.

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8.3	Capacity and authorisation

The entry into and performance by the Guarantor of this Guarantee and the other Transaction Documents to which it is (or is to become) a party are within the corporate powers of the Guarantor and have been duly authorised by all necessary corporate actions and approvals and no limitation on its powers will be exceeded as a result of the liabilities incurred under this Guarantee. In entering into this Guarantee and the other relevant Transaction Documents the Guarantor is acting on its own account and not as agent or nominee of any person.

8.4	No contravention of laws or contractual restrictions

The entry into and performance by the Guarantor of, and the transactions contemplated by, this Guarantee and the other Transaction Documents to which it is (or is to become) a party and the granting of Security Interest by the Guarantor do not and will not:

(a)	contravene in any respect the constitutional documents of the Guarantor or any law, regulation or any agreement or instrument binding upon the Guarantor or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument; or

(b)	result in the creation or imposition of any Security Interest (other than a Permitted Security Interest) on any of its assets in favour of any party.

8.5	Licences and approvals in force

All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Guarantee and the other Transaction Documents to which the Guarantor is (or is to become) a party have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect. For the avoidance of doubt, the Guarantor executes this Guarantee in furtherance of its corporate purposes pursuant to s.16 of the BCA (as that term is defined in clause 8.2(a)), and no authorisation by vote of its shareholders is (or shall be) required for it to execute this Guarantee.

8.6	Validity and enforceability

When duly executed and delivered, and where applicable registered, this Guarantee and each other Transaction Document to which the Guarantor is (or is to become) a party will:

(a)	constitute the legal, valid and binding obligations of the Guarantor enforceable against it in accordance with its terms; and

(b)	(to the extent that by its terms it purports to do so) create a legal, valid and binding first priority Security Interest in accordance with its terms over all the assets to which by its terms it relates, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally and by principles of equity.

8.7	No third party Security Interests; title

At the time of execution of each Security Document to which the Guarantor is (or is to become) a party, no third party will have any Security Interest (other than a Permitted Security Interest) in any asset over which a Security Interest is to be created pursuant to that Security Document and the Guarantor will be the sole and absolute legal and beneficial owner of that asset.

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8.8	Insolvency

No corporate action, legal proceeding or other procedure or step described in clause 54(1)(f) (Insolvency and rescheduling) of the Charter or creditors’ process described in clause 54(1)(g) (Winding-up) of the Charter has been taken or, to the knowledge of the Guarantor, threatened in relation to any Obligor.

8.9	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding is current or pending or (to the knowledge of the Guarantor) threatened, which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

8.10	Governing law and enforcement

Subject to the matters contemplated under clause 51.2 (Charterers’ representations and warranties) of the Charter, the choice of English law as the governing law of this Guarantee and each other Transaction Document expressed to be governed by English law to which the Guarantor is (or is to become) a party will be recognised and enforced in the jurisdiction of incorporation or formation of the Guarantor, and any judgment or (if applicable) arbitral award obtained in England in relation to this Guarantee or any such other Transaction Document will be recognised and enforced in that jurisdiction.

8.11	Truth of financial and other information

All factual information furnished in writing to the Owner by or on behalf of the Guarantor in connection with the negotiation and preparation of this Guarantee and the other Transaction Documents was (when given) true and correct in all material respects and there are no other facts or considerations the omission of which would render any such information materially misleading.

8.12	Financial statements

(a)	Its most recent financial statements delivered pursuant to Clause 9.2 (Provision of financial information) and clause 52.1 (Financial statements) of the Charter:

(i)	have been prepared in accordance with Clause 9.2 (Provision of financial information) and clause 52.2 (Requirements as to financial statements) of the Charter; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant financial year and operations during the relevant financial year (consolidated).

(b)	Since the date of the most recent financial statements delivered pursuant to Clause 9.2 (Provision of financial information) and clause 52.1 (Financial statements) of the Bareboat Charter there has been no material adverse change in its business, assets or financial condition (or the business or consolidated financial condition of the Charter Group).

8.13	No liability to deduction or withholding

Except in respect of any FATCA Deduction which may be required by Clause 6 (No Set-Off, Counterclaim Or Tax Deduction), all payments to be made by the Guarantor under this Guarantee or any other Transaction Document may be made free and clear of and without deduction or withholding for or on account of any taxes.

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8.14	No filing or stamp taxes

Under the law of the Guarantor’s jurisdiction of incorporation or formation it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee or any other Transaction Document to which the Guarantor is (or is to become) a party that this Guarantee or such other Transaction Document (or particulars of it) be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to it executed by the Guarantor at the company’s registration office in its jurisdiction of incorporation (and payment of associated fees) (but if required such registration will be made (and such fees paid) promptly after the date of each relevant Security Document).

8.15	Tax compliance

The Guarantor has complied in all material respects with all relevant tax laws and regulations applicable to it and its business and no claims or investigations are being made or conducted against it with respect to taxes.

8.16	Pari passu obligations

The payment obligations of the Guarantor under this Guarantee and the other Transaction Documents to which it is (or is to become) a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

8.17	Familiarity with the terms of the Agreement

The Guarantor has received a copy of the Charter and is familiar with and has approved its terms and conditions.

8.18	Anti-Corruption Laws

The Guarantor has conducted its business in compliance with all AML laws and anti-corruption and anti-bribery laws applicable to it and has instituted and maintains policies and procedures designed to prevent violation of such laws.

8.19	Sanctions

(a)	The Guarantor, and none of its Subsidiaries and none of their respective directors, officers or employees or, to the best of the knowledge of the Guarantor, its agents (x) is a Restricted Party or is otherwise owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party; (y) owns or controls a Restricted Party; or (z) has received notice or are aware of any claim, action, suit, proceeding or investigation against any of them with respect to Sanctions.

(b)	The Guarantor, its Subsidiaries and their respective directors, officers and employees and, to the best of the knowledge of the Guarantor its agents, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Guarantor being designated as a Restricted Party.

8.20	No Material Adverse Effect

No event or circumstance which has occurred which has a Material Adverse Effect.

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9.	INFORMATION UNDERTAKINGS

9.1	Duration of undertakings

The undertakings in this Clause 9 (Information Undertakings) shall remain in force from the date of this Guarantee to the end of the Agreement Term.

9.2	Provision of financial information

The Guarantor will provide to the Owner:

(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial year, certified copies of the audited consolidated financial statements of the Guarantor for that financial year, prepared in accordance with GAAP;

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half-year of each financial year, certified copies of the unaudited semi-annual consolidated financial statements of the Guarantor for that financial half-year, prepared in accordance with GAAP;

(c)	together with the audited consolidated financial statements referred to in paragraph 9.2(a) or the unaudited semi-annual consolidated financial statements referred to in paragraph (b) above, a Compliance Certificate addressed to the Owner substantially in the form set out in Schedule 1 (Form Of Compliance Certificate) evidencing the compliance (or otherwise) of the Guarantor with the financial covenants in respect of the Charter Group as set out in Clause 9.9 (Change Of Control

(d)	Unless With Prior Written Consent Of The Owner (Which Shall Not Be Unreasonably Withheld Or Delayed):

(i)	The Charterer Shall Remain A Wholly-Owned Subsidiary Of The Guarantor; And

(ii)	Each Of The Charterer And The Guarantor Shall Remain In The Ownership And Control Of (Either Directly Or Indirectly) The Pistiolis Family.

(e)	The Charterers Shall Ensure That During The Duration Of The Charter Period, No Change Of Control Shall Occur Without The Prior Written Consent Of The Owner (Which Shall Not Be Unreasonably Withheld Or Delayed).

(f)	FINANCIAL Covenants); and

(g)	promptly, such further information in the possession or control of the Guarantor regarding the financial condition and operations of the Charter Group as the Owner may reasonably request.

9.3	Notification of default

The Guarantor shall:

(a)	notify the Owner of any Potential Termination Event or Termination Event (and the steps, if any, being taken to remedy it) promptly upon its becoming aware of the occurrence of it; and

(b)	promptly upon a request by the Owner, supply to the Owner a certificate signed on behalf of the Guarantor by two of its directors or senior officers certifying that no Termination Event or Potential Termination Event is continuing (or if a Termination Event or a Potential Termination Event is continuing, specifying such event and the steps, if any, being taken to remedy it).

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9.4	Notification of claims, material litigation and other proceedings

The Guarantor shall, promptly upon becoming aware of the same, inform the Owner in writing of:

(a)	any claim, action, suit, proceedings or investigation against any Obligor, any of its Subsidiaries or any of their respective directors, officers, employees or agents in connection with Sanctions;

(b)	any Environmental Claim against any Obligor or the Vessel which is current, pending or threatened and of any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any Obligor or the Vessel; and

(c)	any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which might have a Material Adverse Effect.

9.5	Provision of other information

The Guarantor shall promptly provide the Owner with such other information concerning itself and its affairs as the Owner may from time to time require.

9.6	No Dividend

The Guarantor shall not, and shall procure that the Charterer will not, make or pay any dividend or other distribution (in cash or in kind) in respect of its issued shares following the occurrence of a Potential Termination Event or a Termination Event, or if such payment or distribution will result in the occurrence of a Termination Event.

9.7	Merger and demerger

The Guarantor shall not, and shall procure that the Charterer will not, enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed), and in the case of the Guarantor, unless (a) it remains as the surviving entity after such amalgamation, merger, demerger or corporate restructuring and (b) there is (i) no breach of any of its undertakings or the financial covenants contained under Clause 10 (Financial Covenants) occurring as a result of the proposed amalgamation, merger, demerger or corporate restructuring and (ii) no Termination Event having occurred.

9.8	“Know your customer” checks

The Guarantor shall promptly provide the Owner with such other information concerning itself and its affairs as the Owner may requested by the Owner in order for it to comply with any anti- money laundering or know your customer legislation, regulation or procedures applicable to it from time to time.

9.9	Change of control

(a)	Unless with prior written consent of the Owner (which shall not be unreasonably withheld or delayed):

(i)	the Charterer shall remain a wholly-owned subsidiary of the Guarantor; and

(ii)	each of the Charterer and the Guarantor shall remain in the ownership and Control of (either directly or indirectly) the Pistiolis Family.

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(b)	The Charterers shall ensure that during the duration of the Charter Period, no Change of Control shall occur without the prior written consent of the Owner (which shall not be unreasonably withheld or delayed).

10.	FINANCIAL COVENANTS

10.1	Duration

The undertakings contained in this Clause 9.9 (Change Of Control

(a)	Unless With Prior Written Consent Of The Owner (Which Shall Not Be Unreasonably Withheld Or Delayed):

(i)	The Charterer Shall Remain A Wholly-Owned Subsidiary Of The Guarantor; And

(ii)	Each Of The Charterer And The Guarantor Shall Remain In The Ownership And Control Of (Either Directly Or Indirectly) The Pistiolis Family.

(b)	The Charterers Shall Ensure That During The Duration Of The Charter Period, No Change Of Control Shall Occur Without The Prior Written Consent Of The Owner (Which Shall Not Be Unreasonably Withheld Or Delayed).

FINANCIAL Covenants) shall remain in force from date of this Guarantee until the end of the Agreement Term.

10.2	Financial covenants

(a)	The Guarantor shall ensure that, at any time during the Agreement Term, the Guarantor’s Leverage Ratio shall not be more than seventy five per cent (75%).

(b)	The Guarantor shall ensure that all time during the Agreement Term the Cash and Cash Equivalents shall not be less than $500,000 multiplied by the number of the Fleet Vessels.

10.3	Financial definitions

In this Guarantee:

“Cash and Cash Equivalents” means, at any time, cash at bank and credited to an account in the name of any member of the Charter Group and to which the Guarantor is solely (or together with other members of the Charter Group) beneficially entitled and for so long as such cash has not been blocked due to the existence and/or enforcement of any Security Interest held by any bank or any other third party or otherwise unless such cash is held in such account charged, as the case may be, by way of a floating charge for the purposes of meeting minimum liquidity requirements in the context of any financing arrangement of the Charter Group.

“Fleet Vessel” means any ship or vessel (including, but not limited to, the Vessel) from time to time wholly owned, leased under a capital lease, operating lease with a purchase option at the end of the relevant charter period excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Charter Group at the relevant time.

“Joint Venture Vessel” means any ship or vessel owned under a joint venture agreement where the relevant member of the Charter Group owns no less than fifty per cent. (50%) of the issued shares of the jointly owned entity or controlled by the Guarantor (directly or indirectly).

“Leverage Ratio” means, at any date, the ratio (expressed as a percentage) of:

(a)	the Total Net Debt; and

AVIC Top Ships II – Guarantee

(b)	the aggregate Market Value of all Fleet Vessels and all Joint Venture Vessels adjusted, in each case, to reflect the percentage of ownership by the Guarantor of each such Fleet Vessel and each such Joint Venture Vessel.

“Total Net Debt” means, at any date, the aggregate Financial Indebtedness of the Charter Group as per US GAAP as at such date, adjusted to include a percentage of the Financial Indebtedness of any joint venture with a minimum holding of 50 per cent by any member of the Charter Group which is equal to the percentage of the Guarantor’s ownership in such joint venture, minus the aggregate amount of all cash balances standing on such date to the credit of a bank account of any member of the Charter Group, adjusted to include a percentage of the cash balances of any entity holding any Joint Venture Vessel which is equal to the percentage of the Guarantor’s and/or such member’s ownership in that entity, but excluding any cash held by any bank or any other third party or otherwise which is subject to the existence and/or enforcement any Security Interest unless such cash is held in such account charged, as the case may be, by way of a floating charge for the purposes of meeting minimum liquidity requirements in the context of any financing arrangement of the Charter Group.

“US GAAP” means the generally accepted accounting principles in the United States.

10.4	Testing of financial condition

The requirements contained in Clause 10.2 (Financial covenants) as to the financial condition of the Charter Group shall be tested on the Actual Delivery Date by reference to the most recent unaudited consolidated financial statements of the Charter Group and thereafter semi-annually as at 30 June and 31 December in each year in each case by reference to the unaudited consolidated financial statements or (as the case may be) the Compliance Certificate delivered to the Owner pursuant to Clause 9.2 (Provision of financial information).

11.	INDEMNITIES AND EXPENSES

11.1	Indemnity against costs

The Guarantor shall pay to the Owner on demand, and the Guarantor shall indemnify and keep the Owner indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or incurred by the Owner:

(a)	in the negotiation, preparation, printing, execution and registration of this Guarantee and the other Transaction Documents;

(b)	in collating, monitoring and otherwise attending to the relevant conditions precedent in the Charter;

(c)	in the enforcement or preservation or the attempted enforcement or preservation of any of the rights and powers of the Owner under this Guarantee and the other Transaction Documents;

(d)	in connection with any actual or proposed amendment of or supplement to this Guarantee or any other of the Transaction Documents, or with any request to the Owner to grant any consent or waiver in respect of any provision of this Guarantee or any other Transaction Document, whether or not it is given; and

(e)	arising out of any act or omission made by the Owner in good faith in connection with any of the matters dealt with in this Guarantee or any other Transaction Document.

11.2	Documentary taxes

The Guarantor shall promptly pay all stamp duty, registration and other similar taxes payable on or by reference to this Guarantee and the other Transaction Documents to which the Guarantor is (or is to become) a party and shall indemnify the Owner on the Owner’s written demand against any and all claims, expenses, liabilities and losses resulting from any failure or delay by the Guarantor to pay any such duty or tax.

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11.3	Currency indemnity

If any sum due from the Guarantor under the Transaction Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of making or filing a claim or proof against the Guarantor or obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall as an independent obligation, within 3 Business Days of demand, indemnify the Owner against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Owner at the time of its receipt of that Sum.

11.4	Survival of indemnities

The indemnities contained in this Guarantee and the other Transaction Documents to which the Guarantor is (or is to become) a party shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to such discharge.

12.	CHANGES TO THE PARTIES

12.1	No assignment or transfer by the Guarantor

The Guarantor may not assign or transfer all or any of its rights, benefits or obligations under this Guarantee.

12.2	Assignments and transfers by the Owner

The Owner may assign or transfer all or any portion of its rights, benefits or obligations under this Guarantee to any person to whom it assigns or transfers a corresponding proportion of its rights, benefits or obligations under and in accordance with the Charter.

12.3	Change of office

The Owner may at any time and from time to time change the office through which it performs its obligations under this Guarantee and the other Transaction Documents.

12.4	Delegation

The Owner may at any time and from time to time delegate any one or more of its rights, powers and/or obligations under this Guarantee and the other Transaction Documents to any person (provided that the Owner shall remain fully responsible for the exercise or performance of any rights, powers and/or obligations delegated by it).

12.5	Guarantor to assist

The Guarantor undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents as the Owner may reasonably require for the purpose of perfecting any such assignment or transfer as mentioned in Clause 12.2 (Assignments and transfers by the Owner).

12.6	Disclosure of information

The Owner may disclose to any potential assignee, transferee or sub-participant, or to any other party with whom it may propose to enter into contractual relations in connection with this Agreement or any other of the Transaction Documents, such information about the Guarantor and the other Obligors and their respective businesses, assets or financial condition as the Owner shall request from the Guarantor (Guarantors consent not to be unreasonably withheld).

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13.	SET-OFF

The Owner may set off any matured obligation due from the Guarantor under this Guarantee or any other Transaction Document to which the Guarantor is at any time a party (to the extent beneficially owned by the Owner) against any matured obligation owed by the Owner to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Owner may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

14.	MISCELLANEOUS

14.1	Time of essence

Time is of the essence as regards every obligation of the Guarantor under this Guarantee and the other Transaction Documents to which it is (or is to become) a party.

14.2	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Owner, any right or remedy under the Transaction Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Transaction Documents. No election to affirm any Transaction Document on the part of the Owner shall be effective unless it is in writing. No single or partial exercise of any such right or remedy shall prevent any further or other exercise of it or the exercise of any other right or remedy. The rights and remedies provided in each Transaction Document are cumulative and not exclusive of any rights or remedies provided by law.

14.3	Waivers and amendments to be in writing

Any waiver by the Owner of any provision of this Guarantee or any other Transaction Document, and any consent or approval given by the Owner under or in respect of this Guarantee or any other Transaction Document, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. This Guarantee may not be amended or varied orally but only by an instrument signed by the Parties.

14.4	Partial invalidity

If at any time one or more of the provisions of this Guarantee or any other of the Transaction Documents is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

14.5	Counterparts

This Guarantee may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

14.6	Conclusiveness of certificates

The certificate or determination of the Owner of a rate or amount under this Guarantee or any other Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Guarantor.

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14.7	Further assurances

The Guarantor shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Owner may require for:

(a)	perfecting or protecting this Guarantee or any other Security Document to which the Guarantor is at any time a party;

(b)	the exercise by the Owner of any right, power or remedy vested in it under this Guarantee or any other Security Document to which the Guarantor is at any time a party; or

(c)	enforcing this Guarantee or any other Security Document to which the Guarantor is at any time a party after it has become enforceable (and the Guarantor undertakes to allow its name to be used as and when required by the Owner for this purpose).

15.	NOTICES

15.1	Communications in writing; addresses

All communications (which expression includes any notice, demand, request, consent or other communication) to be made under or in connection with this Guarantee shall be made in writing and unless otherwise stated may be made by fax or letter or, subject to Clause 15.3 (Electronic communication), electronic mail and be addressed:

(a)	in the case of the Owner, to it at:

c/o AVIC INTERNATIONAL LEASING CO., LTD.

Address:	18/F, Hangrong Mansion,
1481 Guozhan Road,
Pudong, Shanghai 200126
The People’s Republic of China

Telefax No.:

Attn:

Email:

(b)	in the case of the Guarantor, to it at:

TOP SHIPS INC.

Address:	1, Vas. Sofias & Meg. Alexandrou Str., 15124 Maroussi, Athens, Greece
Telefax No:

Telephone No:

Attn:

Email:

or to such other address or fax number or department or officer as is notified by one Party to the other under this Guarantee by not less than 5 Business Days’ notice.

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15.2	Delivery

(a)	Subject to paragraph (b) below, any communication or document made or delivered by one person to another under or in connection with this Guarantee will only be effective:

(i)	if by way of fax, when received in legible form;

(ii)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of electronic mail, then in accordance with Clause 15.3 (Electronic communication),

and, if a particular department or officer is specified as part of its address details provided under Clause 15.1 (Communications in writing; addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Owner will be effective only when actually received by the Owner and then only if it is expressly marked for the attention of the department or officer specified as part of its address details provided under Clause 15.1 (Communications in writing; addresses).

(c)	Any communication or document which becomes effective, in accordance with paragraph (a) or paragraph (b) above, on a non-working day or after 5:00 p.m. in the place of receipt shall be deemed only to become effective at the opening of business hours on the next working day in the place of receipt.

15.3	Electronic communication

Any communication to be made between the Parties under or in connection with this Guarantee may be made by electronic mail or other electronic means to the extent that the Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if the Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than 5 Business Days’ notice.

Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by the Guarantor to the Owner only if it is addressed in such a manner as the Owner shall specify for this purpose.

15.4	English language

All communications and documents to be given or delivered pursuant to or otherwise in relation to this Guarantee and the other Transaction Documents to which the Guarantor is (or is to become) a party shall be in the English language or be accompanied by a certified English translation.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

16.2	Any dispute arising out of or in connection with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”) shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 16 (Law and Jurisdiction). The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

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16.3	The reference shall be to three (3) arbitrators. A Party wishing to refer a Dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if he had been appointed by agreement. Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

16.4	In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced and the number of arbitrators shall be one (1). Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

16.5	The language of the arbitration shall be English.

16.6	The governing law of this Clause 16 shall be English law.

This Guarantee has been executed and delivered as a deed on the date stated at the beginning of this Guarantee.

AVIC Top Ships II – Guarantee

SCHEDULE 1

FORM OF COMPLIANCE CERTIFICATE

To:	GREAT EQUINOX LIMITED

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro MH96960

The Republic of the Marshall Islands

Date: [●]

Dear Sirs

Compliance Certificate –Bareboat Charter dated [●]

1	We refer to the Guarantee. This is a Compliance Certificate. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a difference meaning in this Compliance Certificate.

2	We confirm that, as at the date hereof, no Termination Event has occurred and is continuing which has not been waived or remedied at the date hereof or if that is not the case, specifying the same and the steps, if any, being taken to remedy the same.

3	We confirm that, at any time during the Agreement Term, Leverage Ratio was not more than 75 per cent (75%).

4	We confirm that at all times during the Agreement Term the Cash and Cash Equivalents was not less than the aggregate of $500,000 multiplied by the number of the Fleet Vessels which are fully owned by the Guarantor or leased or operated (including those under a capital lease or operating lease with a purchase option at the end of the relevant charter period) by the Guarantor and/or any member of the Charter Group.

Yours faithfully

Name:

Co-Chief Financial Officer

For and on behalf of

TOP SHIPS INC.

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EXECUTION PAGES

THE GUARANTOR

EXECUTED AND DELIVERED as a DEED	)	Signature in the name of the corporation
by TOP SHIPS INC.	)	TOP SHIPS INC.
acting by ALEXANDROS TSIRIKOS	)
as attorney-in-fact	)
)
)
)
)
)
in the presence of:	)	/s/ Alexandros Tsirikos
)
	)	Authorised signatory

Signature of witness: /s/ Dimitra Karkaletsi

Name of witness: DIMITRA KARKALETSI

Occupation of witness: ATTORNEY-AT-LAW

Address of witness:	1, Vassilissis Sofias Str. & Meg. Alexandrou Str., Maroussi, Attica, Greece

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THE OWNER

EXECUTED AND DELIVERED as a DEED	)	Signature in the name of the corporation
by GREAT EQUINOX LIMITED	)	GREAT EQUINOX LIMITED
acting by	)
as attorney-in-fact	)
)
)
)
)
)
in the presence of:	)
	)	/s/ Zhu Jiafeng
	)	Zhu Jiafeng

Signature of witness: /s/ Yixin Zhang

Name of witness: Yixin Zhang

Occupation of witness: Project Manager

Address of witness:	16/F, Hangrong Mansion, 1481 Guozhan Road, Pudong, Shanghai, China

AVIC Top Ships II - Guarantee